Exhibit 5.1
[LUSE GORMAN POMERENK & SCHICK LETTERHEAD]

(202) 274-2000

July 18, 2007

Citizens South Banking Corporation
519 South New Hope Road
Gastonia, North Carolina 28054-4040

Ladies and Gentlemen:

We have acted as special counsel to Citizens South Banking Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 2,000,000 shares of common stock, par value $0.01 per share (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal securities laws and the corporate law of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below.  As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.  In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued and sold as contemplated in the Registration Statement and the Citizens South Banking Corporation Dividend Reinvestment Plan, will be validly issued and outstanding, fully paid and non-assessable.

Citizens South Banking Corporation
July 18, 2007

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus that is part of such Registration Statement.

Very truly yours,

\s\ Luse Gorman Pomerenk & Schick, P.C.

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation